Exhibit 99.1

NEWS RELEASE

For more information contact:

Michael J. Kraupp

VP Finance and Asst. Treasurer

St. George, UT 84790

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: June 23, 2009

SKYWEST, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTOR

ST. GEORGE, UT, PR Newswire / — SkyWest, Inc. (NASDAQ: SKYW) today announced the appointment of Michael K. Young to the Board of Directors of SkyWest, Inc. and its subsidiaries, effective July 1, 2009.  Young has been appointed to fill the vacancies that will be created with the resignation of W. Steve Albrecht, who has notified SkyWest of his intention to resign as a director of SkyWest, Inc., SkyWest Airlines, Inc. and Atlantic Southeast Airlines, Inc., effective June 30, 2009.   Young is currently the 14th president of the University of Utah.  Prior to his appointment at the University of Utah, he was Dean of the George Washington University Law School (1998-2004).  Before that, he was the Fuyo Professor of Japanese Law and Legal Institutions and Director of the Center of Japanese Legal Studies and the Center for Korean Legal Studies at Columbia University (1978-1998). In the administration of President George H. W. Bush, he served as Ambassador for Trade and Environmental Affairs and Deputy Under Secretary of State for Economic Affairs in the U.S. Department of State. He has also served as a member of the Committee on International Judicial Relations of the Judicial Conference of the United States. President Young is widely recognized for his academic work and his advocacy on behalf of international human rights.  He is a graduate of Brigham Young University (B.A., 1973) and Harvard Law School (J.D., 1976), where he served as a note Editor of the Harvard Law Review.   After graduation from law school, he served as a Law Clerk to then Associate Justice William H. Rehnquist of the U.S. Supreme Court.

Jerry C. Atkin, Chairman and CEO of SkyWest, Inc., said, “We thank Steve Albrecht for his valuable contributions while serving on the board of directors and wish him well in his endeavor to serve his church for the next three years.  We are pleased with the addition of Michael Young to our talented slate of directors.  We believe that his extensive background in education and vast legal experience will bring added dimension to the board, and we look forward to his contributions to the SkyWest organization.”

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines (“ASA”), based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest, Inc. serves a total of approximately 208 cities in the United States, Canada, Mexico and the Caribbean, with nearly 2,400 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.